CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXHIBIT 10.2

SAND SUPPLY AGREEMENT
NO. EPEEP-COMP-SA-4812

This SAND SUPPLY AGREEMENT (together with the Exhibits hereto, the “Agreement”), is entered into as of the 19 day of July, 2017, to be effective as of January 1, 2017 (“Effective Date”) by and between EP Energy E&P Company, L.P., a Delaware limited partnership with its principal office located at 1001 Louisiana Street, Houston, Texas 77002 (“Customer”) and Superior Silica Sands LLC, a Texas limited liability company, with an office located at 6000 Western Place, Suite 465, Ft. Worth, Texas 76107 (“Supplier”). Customer and Supplier are sometimes herein referred to individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Customer is engaged in the oil and gas business, including but not limited to, exploring for and producing oil, gas and other minerals, for itself and for the account of others; and

WHEREAS, Supplier is in the business of providing various industrial sands and aggregates to the oilfield industry; and

WHEREAS, from time to time, Customer desires to purchase Sand from Supplier in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Term and Termination. This Agreement shall commence upon the Effective Date and shall continue in full force and effect until terminated by either Party upon at least thirty (30) days prior written notice to the other Party; provided, however, that if Supplier requests termination of this Agreement while then performing services pursuant to any outstanding Award Letter, the effective date of the termination of this Agreement and any outstanding Award Letter shall be thirty (30) days after completion of services, unless sooner terminated by Customer. Notwithstanding termination of this Agreement, neither Party shall be relieved of any of its respective obligations and liabilities arising hereunder prior to the effective date of such termination.
2.     Definitions. For purposes of this Agreement, unless otherwise specifically noted herein, the following terms shall have the associated meanings:
“Affiliate” means, in relation to a Party, a Person that, directly or indirectly, (i) is controlled by such Party; (ii) is controlled by another Person who also controls such Party; or (iii) controls such Party; for the purpose of this Agreement, “control” and “controlled” mean direct or indirect ownership of 50% or more of the stock or interests having a right to vote for directors or managers or members of a similar governing body of such company or legal entity.

However, notwithstanding anything to the contrary herein, neither Apollo Global Management, LLC, nor any of its affiliates not owned directly or indirectly by Customer’s ultimate parent company (that indirectly owns 100% of Customer) shall be considered an Affiliate of Customer for purposes of this Agreement.

“Award Letter” means an authorization to deliver product (which may be in the form of a purchase order, letter, Award Letter, memorandum, fax or other document) given by Customer.

“Claims” means any and all losses, expenses, costs, damages, liabilities, claims, demands, liens, causes of action, suits, and judgments, of any nature, kind, or description (including, without limitation, reasonable attorneys’ fees, costs, fines, penalties and interest), that may be brought or asserted against Indemnitee by any Person.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Customer Group” means the Customer, its joint owners, co lessees, partners, joint venturers, contractors and subcontractors (but excluding Supplier Group) together with each of their affiliates and the respective owners, shareholders, directors, officers, employees, agents, representatives and invitees of each of the forgoing (and including their respective spouses, dependents, relatives heirs and legal representatives).

“Customer Minimum” means the minimum order required by Customer under this Agreement in accordance with the terms of the then current Award Letter.

“Customer Shortfall” means that amount (in Tons of Sand), set forth in the governing Award Letter.

“Delivery Point” means load point of Sand into trucks or rail cars controlled by Customer or a duly-authorized agent of Customer (as the case may be) or as otherwise specified in the applicable Award Letter.

“Indemnitee” means a Person who is due an indemnification obligation from another Person (Indemnitor) under the terms of this Agreement.

“Indemnitor” means a Person who has an indemnification obligation to another Person (Indemnitee) under the terms of this Agreement.

“Laws” means any laws, statutes, ordinances, orders, rules and/or regulations promulgated, or decree or judgment entered, by any federal, state or local governmental authority.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any other entity, together with any governmental authority.

“Sand” refers to the proppants more specifically described in Exhibit “C” Specifications to this Agreement or as otherwise specified in the applicable Award Letter as may be issued time to time.

“Scope of Supply” means Exhibit “A” Scope of Supply, to this Agreement as may be changed by Award Letter issued time to time.

“Services” means the furnishing of Sand, and or other products relating to the oil and gas business as described in this Agreement or the applicable Award Letter.

“Specifications” means the specifications referenced in Exhibit “C” Specifications, to this Agreement as may be changed in the applicable Award Letter issued time to time. .

“Supplier Group” means Supplier, its partners, and subcontractors, together with each of their Affiliates and the respective owners, shareholders, directors, officers, employees, agents, representatives and invitees of each of the foregoing (and including their respective spouses, dependents, relatives, heirs and legal representatives).

“Supplier Minimum” means that amount (in tons) ordered by Customer under this Agreement in accordance with the terms of the then current Award Letter.

“Supplier Shortfall” means that amount (in tons of Sand) set forth in the governing Award Letter.

“Ton” means two thousand (2000) pounds.

3.    Scope of Agreement.
(a)    Effective as of the Effective Date, this Agreement supersedes that certain Master Services Agreement EPEEP-COMP-SUP-432 entered into September 5, 2014.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    During the term of this Agreement, Customer agrees to buy and Supplier agrees to sell Sand in the manner further detailed in Exhibit “A” Scope of Supply to this Agreement.
(c)    Sand shall meet the Specifications set forth in Exhibit “C” Specifications and in the quantity commitment to be mutually determined based on Customer’s well design and set forth in the applicable Award Letter issued from time to time by Customer.
(d)    Although Supplier is considered a “preferred” supplier, it is understood and agreed that Customer is not obligated to procure the Sand or any other materials solely from Supplier. Customer reserves the right to competitively bid for Sand for certain wells or programs at its sole discretion.
4.    Title. Title to and risk of loss of Sand sold under this Agreement shall pass to Customer upon delivery FOB the Delivery Point.
5.    Price and Transportation Adjustment
(a)    Price. Subject to the terms and conditions of this Agreement, Customer agrees to pay and Supplier agrees to accept as full compensation for the Sand, such sums paid in the manner and amount as set forth in Exhibit “B” Price, as may be amended in the applicable Award Letter issued time to time.
(b)    Transportation Adjustment. If during the Term of this Agreement, any railroad providing delivery and transportation services to Supplier increases its rates, tariffs, and/or other fees above those in existence as of the Effective Date, then the prices set forth on Exhibit “B” Price shall be increased by the amount equal to the actual cost increase incurred by Supplier (“Transportation Adjustment”). Supplier shall give Customer notice of any Transportation Adjustment increase within ten (10) business days of Supplier receiving written notice of any applicable increases and shall provide Customer with documentation evidencing such increases with Supplier’s first invoice affected by the Transportation Adjustment.
6.    Customer and Supplier Minimum.
(a)    If Customer fails to purchase and take delivery of the Customer Minimum during any contract year and Customer’s failure is not due to an event of Force Majeure, such failure to purchase and take delivery by Customer shall not be a breach or default of this Agreement. Rather, such failure to purchase and take delivery by Customer shall entitle Supplier to recover liquidated damages in an amount to be specified in the Award Letter in effect at the time.
(b)    If Customer orders and Supplier fails to sell and deliver to Customer the Supplier Minimum during any given contract year and Supplier’s failure is not due to an event of Force Majeure, such failure to sell and deliver the Supplier Minimum by Supplier shall not be a breach or default of this Agreement. Rather, such failure to sell and deliver by Supplier shall entitle Customer to recover liquidated damages, with the value of such damages to be detailed in the then current Award Letter. Damages may include an amount to offset any additional cost incurred by Customer due to the purchase of spot tonnage required to replace deficit from Supplier, as more specifically set forth in the applicable Award Letter.
(c)    All Sand purchased by Customer shall be shipped to the Delivery Point in railcars supplied by Supplier unless purchased FOB Supplier’s mine, or by other industry accepted transportation practices. In the event that Supplier supplied railcars are not available for the shipment of Sand designated for or ordered by Customer and Supplier fails to deliver the ordered Sand, such quantities will apply toward the Customer Minimum.
7.    Billing and Payment; Record Keeping; Audit.
(a)    Invoices. Supplier shall invoice Customer within thirty (30) days after the end of any month in which Supplier delivers Sand to Customer. When invoicing Customer, Supplier shall utilize Customer’s

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

electronic invoicing process (“eInvoicing”). All invoices must be rendered within ninety (90) days after the delivery. Invoices must reference charges by Award Letter number, lease name and pad number. Nothwithstanding anything contained herein to the contrary, any invoice not received within ninety (90) days from Sand delivery may not be paid unless there has been advance written consent to such delay by Customer, (UL 38-20-DEF).
(b)    Taxes. Supplier is responsible for and agrees to pay directly any severance, ad valorem or other indirect taxes, if any, due in connection with the production of the Sand; provided, however, that state and local sales and use taxes will be invoiced as a separate line item by Supplier and paid by Customer, unless Customer has provided Supplier with written evidence that an exemption from such sales taxes is applicable. When permitted by state law, Customer may provide Supplier with a direct payment permit, exemption certificate or equivalent certificate. When such permit or certificate is so provided, Supplier shall not include sales and/or use taxes in the total amount due to Supplier, however Supplier shall separately state on the invoice the amount of any applicable state and/or local sales/use taxes for which applicable law places the burden on Customer and Customer shall remit any such taxes due directly to the taxing authority.
(c)    Payment. Customer shall pay invoices issued by Supplier or its representatives net thirty (30) days after its receipt of a correct invoice. Invoice payment is contingent on the following conditions: (i) the invoice generally conforms to the requirements specified in this Section; and (ii) the volume of Sand invoiced has been delivered and accepted by Customer or Customer’s representative. If Customer determines that any invoice does not conform to the requirements in this Section or that any delivery of Sand does not conform to the requirements of this Agreement, Customer must notify Supplier in writing of any such non-conformity and, to the extent possible the Parties must work to resolve any such discrepancies within ten (10) days of the date of such notice. It is understood and agreed, however, that payment by Customer of an invoice shall not constitute a waiver of Customer’s right subsequently to audit or otherwise question or contest the amount or correctness of such invoice and to seek reimbursement.
(d)    Failure to Pay/Suspension. If Customer fails to pay an undisputed invoiced amount to Supplier within thirty (30) days after the time period provided for in the Agreement, or otherwise fails to comply with its obligations hereunder, Supplier may suspend delivery of any further orders and will not be liable for any Supplier Shortfall as a result of any such suspension; provided, however, that before suspending any deliveries or transload services, Supplier must notify Customer in writing of the payment failure and give Customer a period of seven (7) business days to pay the past-due amounts. In the event Customer disputes any invoice, in whole or in part, Customer shall pay the undisputed portion of such invoice within the applicable payment period, but Customer may withhold payment of the disputed amount or Customer may pay the disputed amount without waiver of any of its rights, including the right to seek reimbursement. Customer shall pay any disputed invoices within seven (7) business days of the resolution of the dispute.
(e)    Interest. Interest shall accrue on amounts more than sixty (60) days delinquent, based upon the due date of the invoice, at the lesser of *** percent (***%) per month, or the maximum rate permitted by law, in any event compounded monthly. In the event that any interest charged hereunder exceeds the maximum lawful rate, then the amount of interest shall be reduced so that it is no more than the maximum rate allowed by law so as to avoid the charge of usurious interest and any penalties that may result under the laws of the State of Texas.
(f)    Records. Supplier shall keep and maintain sufficient accounting books, records, receipts, and related documents (collectively, “Records”) related to its supply of Sand to Customer so as to establish adequate performance under, and compliance with, the terms, conditions and obligations of this Agreement.  The Records shall be maintained in accordance with commonly accepted accounting and oilfield industry practices. Supplier shall retain the applicable Records for a period of three (3) years following completion of each order, or for such longer period as may be required by applicable law, and for so long thereafter as a known dispute may exist between the Parties. Customer and its designated representatives shall have the right during reasonable business hours to inspect, copy and audit the Records of Supplier pertaining to Supplier’s supply of Sand to Customer, and the Parties’ performance, compliance and payment obligations hereunder.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.    Liens. In the event that any Sand delivered by Supplier to Customer is not delivered free and clear of all third party liens, Supplier agrees to indemnify and hold harmless Customer from such third party actions and use commercially reasonable efforts to cause any such liens to be released after Supplier’s receipt of notice thereof. Supplier shall be entitled to claim, file or enforce any liens when the rights thereto arise from Customer’s failure to pay any undisputed amounts owed by Customer or any of its Affiliates to Supplier.
9.    Warranties, Representations, and Covenants of Each Party. Each Party, as to itself only, warrants, represents, and covenants as follows:
(a)    It is duly organized, legally existing and in good standing under the laws of the state of its organization, as first set out above.
(b)    It has full power to enter into and perform its obligations under this Agreement.
(c)    This Agreement, assuming due authorization, execution and delivery by the other Party hereto, will, when executed, delivered, and accepted, constitute legal, valid and binding obligation of the Parties, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization or other similar Laws relating to or generally applicable to creditor’s rights and as limited by general equitable principles.
10.    Supplier’s Representations, Warranties, Disclaimer and Covenants. Supplier warrants, represents, covenants, and acknowledges as follows:

(a)    To the best of its knowledge, it has applied for and/or obtained all permits, consents, exemptions, waivers, licenses or franchises of any nature whatsoever (collectively, “Permits”) necessary for the performance of its obligations hereunder;

(b)    It will provide Customer with a safety data sheet for the Sand prior to delivery of the Sand;

(c)     All Sand delivered to Customer shall be free of debris, meet the Specifications; and be ready for loading into trucks for ‘last mile’ delivery to well site for use in the fracturing process.
(d)    Supplier makes no warranties, express or implied, regarding the Sand or its fitness for any particular purpose, other than that the Sand will meet or exceed the applicable Specifications. Each Party shall carefully inspect the Sand for compliance with the Specifications and for the mesh size composition of the Sand.
(e)    Upon Customer’s written request, Supplier shall provide Customer with the name, address, phone number, email address and other contact information requested by Customer relating to any contractor(s) or sub-contractor(s) handling, transporting or that transload Sand purchased by Customer.
11.    Customer’s Representations, Warranties, and Covenants and Acknowledgments;
(a)    Customer warrants, represents, and covenants that it shall comply with all federal, state, and local Laws, rules, regulations, ordinances, orders, and permits in connection with its ordering, possession and use of the Sand.
(b)    Customer acknowledges that Supplier may have a limited source of Sand, but Customer further acknowledges that in the event Supplier is unable to provide Sand to Customer from current properties as required under this Agreement, Supplier shall in its reasonable discretion have the right to obtain Sand from other locations, or from a third party, and sell such Sand to Customer pursuant to the terms of this Agreement (including pricing terms), provided that the Sand obtained from a location other than the current properties meets the Specifications and that all other terms of this Agreement are satisfied.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

.
12.    Customer’s Assumption of Risk of Use; Warnings and Provisions Regarding Silica. Subject to Customer’s right to inspect, sample and test specific Sand loads upon delivery, Customer acknowledges that:
(a)    It has tested samples of the Sand to the extent it deems necessary or appropriate, and acknowledges it has been afforded an adequate opportunity to inspect and evaluate the Sand.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    It is satisfied with the Sand, as provided per the Specifications, for the Sand’s use for the purpose for which it is purchasing the Sand.
(c)    It understands and assumes the risk that the Sand may not produce the results Customer desires on any particular property with respect to which it applies the Sand, and that samples and sold Sand may vary in quality or composition within specification.
(d)    Silica Dust. Customer acknowledges and agrees that it understands as follows: (i) proppant used in oil and gas fracturing operations (“Sand”), which Supplier may sell to Customer pursuant to this Agreement may contain respirable crystalline silica dust, or respirable crystalline silica dust may be created during the use of the Sand; (ii) breathing crystalline dust, including, without limitation, respirable crystalline silica dust, is hazardous and can cause severe and permanent lung damage and that breathing the dust can cause silicosis, a lung disease that can cause serious breathing difficulties and death; (iii) breathing crystalline silica dust may cause lung cancer and other diseases; (iv) the Sand shall not be used by Customer, promoted or sold for sandblasting; and (v) Customer shall comply with applicable health and other regulatory standards pertaining to crystalline silica (quartz) dust, i.e., NIOSH and MSHA procedures and recommended practices. Supplier shall provide a Safety Data Sheet to Customer for any and all Sand sold to it hereunder prior to delivery of such Sand.
(e)    The Parties agree to comply with all of the terms of this Agreement and applicable Laws regarding Sand and exposure to crystalline silica and the Parties’ operations relating to Sand and those relating to environmental exposure, disposal, spills and cleanup, health and safety, storage, packaging, labeling, transportation, and purchase and sale of Sand.”
(f)    The terms of this Section 12 shall survive any termination or expiration of this Agreement.
13.    Force Majeure.
(a)     Except for payment obligations set forth herein, neither Party shall be liable for its failure to perform its obligations hereunder to the limited extent that such failure is due to an event of Force Majeure (as defined below); provided, however, that (i) such non-performance shall only be permitted during the duration of the event of Force Majeure, and (ii) a Party legitimately claiming Force Majeure shall be obligated to remedy the applicable event of Force Majeure with all reasonable and diligent dispatch; and provided, further, that the Party claiming Force Majeure shall take all commercially reasonable actions that may be necessary or advisable to mitigate the negative impact of the event of Force Majeure on the other Party.

(b)     As used herein, “Force Majeure” means unforeseeable events of nature (including severe weather and flooding), acts of God, sabotage, wars, riots, epidemics, landslides, lightning, earthquakes, fires, storms and storm warnings, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, any legislative, governmental or judicial actions which are resisted in good faith, acts of the public enemy, wars or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the reasonable control of the Party claiming Force Majeure; provided, however, that the term “Force Majeure” shall never include any cause within the control of the Party claiming Force Majeure and which by exercise of due diligence the Party claiming Force Majeure could have been prevented or avoided. Force Majeure does not include, as to either Party, economic hardship, change in industry conditions, or any change in Sand requirements.

(c)     A Party claiming Force Majeure shall: (i) notify the other Party in writing of the event of Force Majeure as promptly as possible, and (ii) provide in such notice reasonably sufficient details as to the cause and expected duration of the Force Majeure. Notwithstanding the foregoing, the timely provision of such notification shall not be deemed a prerequisite to the claiming Party’s right to be excused from performance and liability as provided in this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)     If an event of Force Majeure continues for a period of at least ninety (90) days, then the Party not claiming Force Majeure may, at its option, immediately upon written notice to the other Party, terminate this Agreement.

(e)    Notwithstanding anything to the contrary herein, in the event either Party terminates this Agreement pursuant to this Section, then the Party terminating this Agreement shall have no obligation to make any Shortfall Liquidated Damages Payment for the period starting at the beginning of the Force Majeure and continuing thereafter.

14.    Defaults.
(a)    In the event that Sand delivered to Customer contains debris or fails to meet Specifications when verified by a qualified third party testing entity, Customer shall notify Supplier of such nonconformance within five (5) business days of observing debris or receiving the third party test reports. Upon receipt of such notice, Supplier, at its sole cost and expense will remedy the non-conformance as appropriate by; (i) inspecting the facility which supplied the Sand and the transload facility, if any, used to deliver the Sand to determine the cause of the introduction of debris into the Sand and take reasonable steps to correct it; and/or (ii) promptly delivering substitute Sand to Customer which meets the Specifications; or (iii) refunding any amounts paid by Customer to Supplier for any such non-conforming Sand. The foregoing remedies shall be Customer’s sole remedy in connection with any such non-conforming Sand. Notwithstanding the foregoing, in no event shall Supplier be liable to Customer for any nonconformities attributable to causes or occurrences beyond Supplier’s control, including, but not limited to, (1) misuse, mishandling, neglect, improper storage, improper transportation, improper alteration or improper application by Customer, its Affiliates or by any agents thereof or (2) unclean or partially-filled railcars or trucks supplied by Customer or Customer’s carrier, it being understood that Supplier shall have no obligation to inspect or remove debris from any railcars or trucks supplied by Customer or any of Customer’s carriers.
(b)    In the event either Party shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; or (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets, then the other Party shall have the right to immediately terminate this Agreement.
(c)    Nothing in this Section shall preclude Supplier or Customer from seeking equitable remedies to protect their interests hereunder.
(d)    Unless otherwise expressly provided herein, termination of this Agreement under this Section shall be without prejudice to any other rights or remedies to which the parties may be entitled, including the right to damages.
(e)    Notwithstanding anything to the contrary herein, in the event either Party terminates this Agreement pursuant to this Section, then the Party terminating this Agreement shall have no obligation to make any payment to the other with respect to the Customer Shortfall or Supplier Shortfall, as applicable, arising out of the default circumstance.

15.    Further Assurances. Without further consideration, each Party shall take such further actions and execute such further documents as may be reasonably requested by the other Party in order to effectuate the purpose and intent of this Agreement.
16.    Notices.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    All notices, requests, consents, approvals, disclosures, offers, submissions, commitments, waivers, reports, exceptions, agreements, modifications, and other required or permitted communications of any nature (“Notices”) hereunder shall be in writing and shall be addressed to the Party as set forth below. All Notices shall be given by: (i) personal delivery, (ii) electronic communication, provided the transmitting device used by the Party provides documentary confirmation of receipt, (iii) certified mail return receipt requested or (iv) a nationally recognized overnight courier service.
(b)    All Notices shall be effective and shall be deemed delivered (i) if by personal delivery or by overnight courier, on the date of delivery if delivered on or before 5:00 p.m. on such day; otherwise, it shall be deemed to have been delivered on the next business day following delivery, (ii) if by electronic communication, on the day of receipt unless received after 5:00 p.m., in which event it shall be deemed to have been received on the next business day following receipt of the electronic communication, and (iii) if solely by certified mail return receipt requested, upon the earlier of delivery or five days after deposited in the U.S. Mail, postage paid and properly addressed.
(c)    Notices shall be directed as follows. A Party may change its address by providing Notice to the other Party.
If to Supplier:        Superior Silica Sands LLC
Attention:     Rick Shearer
Address:     6000 Western Place, Suite 465
Fort Worth, Texas 76107
Telephone:    817-841-8072
Email:         rick@sssand.com

If to Customer:    EP Energy E&P Company, L.P.
Attention:     Tanda Fiocchi
Address:     PO Box 4660
Houston, TX 77210-4660
Telephone:    713-997-4732
Email:         #############@epenergy.com

17.    Governing Law; Venue; and Attorney’s Fees.
(a)    This Agreement shall be governed by and interpreted in accordance with the Laws of the State of Texas, without regard to its choice of law provisions.
(b)    Venue for the resolution of all disputes hereunder shall exclusively be in a state or federal court of competent jurisdiction in Harris County, Texas and in such event that litigation is in a court in Harris County, Texas, the Parties shall submit to personal jurisdiction in Harris County, Texas; provided, however, that the foregoing shall not be construed to limit the rights of a Party to enforce a judgment or order from a Harris County court in another jurisdiction.
(c)    The Parties agree to waive trial by jury.
(d)    In the event of a dispute between the Parties resulting in litigation, the prevailing Party shall be entitled to an award of reasonable attorney’s fees and costs.
18.    Entire Agreement; Successors and Assigns; Amendment and Waiver.
(a)    Entire Agreement. This Agreement, including the Exhibits hereto, together with all Award Letters entered into in connection herewith constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Assignment. Neither Party may assign its rights or obligations hereunder without the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, either Party may assign its rights, duties or obligations hereunder to an Affiliate of such Party without the prior written consent of the other Party; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.
(c)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
(d)    Amendment. No amendment or modification to this Agreement or any Award Letter entered into in connection herewith, shall be effective unless in writing and signed by both Parties.
(e)    Waiver. No waiver by a Party of any breach by the other Party of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.
19.    Confidentiality. Each Party, its Affiliates and representatives shall not publicize or disclose any Confidential Information to any third party by any means without first obtaining the prior written consent of the other Party. As the context may require, a Party that discloses information in connection with the transactions contemplated by this Agreement is referred to herein as the “Disclosing Party” and a Party receiving any such information hereunder is collectively referred to herein as the “Receiving Party.” This Agreement does not grant any rights from Disclosing Party to Receiving Party or its representatives with respect to Disclosing Party’s Confidential Information, including, without limitation, any patents, trademarks, copyrights, trade secrets or any other intellectual property rights. The foregoing obligations shall not apply to any Confidential Information which: (i) is publicly known or becomes publicly known through no fault of or disclosure by Receiving Party; (ii) is given to Receiving Party by someone other than the Disclosing Party as a matter of right and without restriction of disclosure; (iii) was known to Receiving Party prior to its receipt from Disclosing Party; or, (iv) is legally compelled to be disclosed by Receiving Party. If Receiving Party receives a subpoena, order, notice, process or other legal process seeking disclosure of Confidential Information, Receiving Party shall immediately notify Disclosing Party in order to allow Disclosing Party the opportunity to oppose the order, notice, or process or seek a protective order. Except as such demand shall have been timely limited, quashed or extended, Receiving Party may comply with such demand, but only to the minimum extent required by law. Where Disclosing Party obtains a protective order, nothing in this Agreement shall be construed to authorize Receiving Party to use in any manner or disclose Confidential Information to parties other than such governmental or judicial agency or body or beyond the scope of the protective order. Any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of Receiving Party. The obligations in this Section shall survive the termination or expiration of this Agreement. Receiving Party also agrees that its representatives to whom any Confidential Information is disclosed will be bound by the provisions of this Section and that the Receiving Party will be responsible for any breaches thereby. If any Receiving Party, or any representative thereof, breaches or threatens a breach of the provisions of this Section, the Disclosing Party shall be entitled to seek an injunction in any court of competent jurisdiction restraining the Receiving Party and its representatives from violating the provisions without the necessity of posting a bond or other security therefore. Nothing herein shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available to it at law or in equity. For the purposes of this Agreement, “Confidential Information” means the specific content, or scope of this Agreement, any information regarding the business of the Disclosing Party, and any information regarding the products and services of the Disclosing Party, not already in the public domain, including, without limitation, all (a) technological and specific product secrets, trade secrets, drawings, materials, chemistry, proppant compositions, the chemistry, chemical makeup, chemical combinations, and chemical codes of any compositions or formulations, and other technical data, (b) notes, analyses, compilations or other documents, whether prepared by Receiving Party or the Receiving Party’s representatives, that contain or otherwise reflect the Confidential Information, and (c) the fact that Confidential Information has been made available to the other Party. The terms of this Section shall survive any termination or expiration of this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.    Relationship with Customer. Supplier shall conduct its relationship with Customer and Customer’s employees in a fair, equitable and ethical manner consistent with good business practices.
21.    Cumulative Rights. The rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. Unless expressly provided otherwise: (a) no right or remedy conferred by this Agreement shall be exclusive of any other right or remedy now or hereafter available at law or in equity, and (b) no provision hereof regarding remedies shall be construed as a limitation on the nature of the remedies to which a Party may be entitled with respect to a breach of this Agreement.
22.    Section Headings; Appendices; and Construction. The section headings herein are for reference only and have no legal significance. The provisions of the Exhibits hereto shall be incorporated herein by reference. The Parties agree that each has had the opportunity to review this Agreement and seek the advice of counsel and that this Agreement shall not be construed against one Party or the other as the drafter of this Agreement.

23.    Survival of Terms. The provisions of this Agreement which are intended to extend beyond its termination, including without limitation, liability, indemnity, confidentiality, and the warranties and representations of each Party along with the provisions applicable to the enforcement of those provisions and/or the enforcement of rights and obligations shall survive the termination of this Agreement. The termination of this Agreement also shall not relieve either Party from any liability or obligation hereunder, resulting from acts, omissions, or events occurring prior to such termination, or as to which a Party is expressly committed even after termination.

24.    Severability. If any provision hereof is held to be invalid or unenforceable in whole or in part in any relevant jurisdiction, such provision, only to the extent invalid or unenforceable, shall be severable from this Agreement, and the other provisions of this Agreement (along with the provision at issue, to the extent that it would be valid and enforceable, and such provision shall be deemed to be so reformed) shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the purpose and intent of this Agreement. The invalidity or unenforceability, in whole or in part, of any provision of this Agreement in any relevant jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any person or entity affect the validity or entity or enforceability of such provision with respect to any other person or entity.
25.    No Third Party Beneficiaries. This Agreement shall be construed to benefit the Parties and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party.
26.    No Partnership. Nothing herein shall be deemed to: (a) constitute either Party the partner, joint-venturer, agent, or legal representative of the other, or (b) create or fiduciary relationship between the Parties. The Parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Party shall act for or assume any obligation or responsibility on behalf of the other Party, unless and as otherwise expressly provided herein.
27.    Counterparts. This Agreement may be executed in one or more separate counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or similar electronic means (including, without limitation, Adobe Portable Document Format (“PDF”) or other similar types of electronic scan programs), and the Parties agree that such execution and delivery shall have the same force and effect as delivery of an original document with original signatures and that each Party may use such signatures as evidence of the execution and delivery of this Agreement by the Parties to the same extent that an original signature could be used.

28.    Limitation on Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES RESULTING FROM OR

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTIONS, HOWEVER THE SAME MAY BE CAUSED. THE WAIVER OF DAMAGES CONTAINED IN THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

(Signature Page Follows)

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

SUPPLIER:                    CUSTOMER:

Superior Silica Sands LLC            EP Energy E&P Company, L.P.

By:    /s/ Richard Shearer            By:    /s/ Scott R. Forbes

Name:	Richard Shearer Name: Scott R. Forbes

Title:	CEO Title: Director Supply Chain Management
as Agent and Attorney in Fact

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT “A” SCOPE OF SUPPLY

Supplier shall deliver and Customer shall receive Sand in compliance with specifications, free of debris and ready to be used in the oil well fracturing process, as ordered time to time. All Sand purchased by Customer will be FOB the delivery points set forth on Exhibit “B” Price or the then current Award Letter which may be issued time to time.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT ”B” PRICING

Pricing in this Exhibit may be considered baseline. Negotiated pricing will be shown in the authorizing Award Letter, and if different, shall control for the effective period of the authorization.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT ”C” SPECIFICATIONS

Supplier is to provide Sand, free of debris and ready for use in the oil well fracturing process. The specifications of size and type of Sand shall be detailed in each Award Letter to this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit “A” Scope of Work

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Term Scope of Supply
•    Term of this Award will be three (3) years effective January 1, 2017. Volume shall be based on the Completions Schedule as developed and to be provided time to time.
•    2017 *** ton annual requirement
•    2018 *** ton annual requirement
•    2019 *** ton annual requirement
•    Product Ratio –
•    *** Ratio of *** and *** mesh. *** mesh will come from both WI and TX mines at an approximate *** ratio to be agreed to by both parties, based on customer requirement and production availability.
•     Shipments –
•    Shipment of products will be scheduled evenly throughout the annual term as much as practicable, in keeping with Customer Completions Schedule.
•    2017 – Monthly Shipments shall be authorized via orders from Customer. Forecast of requirements and Completions Schedules will be provided as updated or at least monthly.
•    Planned requirements as of January 1, 2017
▪    January - Actual volumes shipped.
▪    February – Actual volumes shipped.
▪    March – Actual volumes shipped.
▪    April – December – TBD. As set forth in Exhibit “D”
•    2018 and 2019 schedules shall be developed and provided as soon as practicable with best efforts to provide estimated requirements 6 months in advance, but not later than one quarter in advance. Customer will make Supplier aware of material changes in shipping requirements as soon after they are known as possible to help facilitate handling, i.e., resale, etc. Forward year requirements typically available to be provided at the end of third quarter of current year.
•    Volume Reconciliation
•    In circumstance of Customer shortfall, as determined by quarterly and annual reconciliation, Customer will pay to Supplier $*** / ton penalty as an infrastructure recovery fee (“Recovery Fee”).
•    A quarterly reconciliation will be used to identify Customer and Supplier shortfalls for the preceding quarter. The annual reconciliation will consider all activity for the year and make final determination of the amount of Recovery Fee due from Customer, if any.
•    In circumstance of Supplier shortfall, the shortfall amount shall be used to offset shortfall by Customer, if any. No Recovery Fee to be charged to Customer for Supplier shortfall.
•    Both Supplier and Customer agree to attempt to mitigate any shortfall volume for the other prior to reconciliation, i.e., Supplier will sell Customer volume to another customer and Customer will attempt to utilize product on other wells not on the schedule for the reconciliation period.
•     Supplier offers up to ***% overship capability in a period to mitigate shortfall tonnage assessed against Customer or Supplier. If Supplier has more than ***% of scheduled tonnage available, Customer may order such tonnage if needed.
•    In such circumstance that Customer is required to replace Supplier shortfall volume at a higher cost than pricing in this agreement, Supplier and Customer shall discuss at the annual reconciliation and determine the amount due to Customer from Supplier for the difference in cost. In no instance shall the amount be greater than $*** / ton.
•    Assuming Customer meets their annual requirement early, by receiving more tonnage than what an even monthly shipment distribution throughout the year would indicate, Customer shall not pay a Recovery Fee for later months when no product is shipped.
•    Should Customer not require product for some period during the year and incur a shortfall at a quarterly reconciliation, but subsequently meet all tonnage commitments by the end of the year; Customer shall pay no Recovery fee to Supplier.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Pricing & Review
•    Pricing shall be as shown in Exhibit “B” Pricing to the Award Letter, attached thereto and incorporated thereby.
•    Quarterly pricing. The intent is to have quarterly adjustment discussions and adjustments as appropriate. However the review date for the initial pricing adjustment discussion will be July 1 for an August 1, adjustment. There forward, discussions may begin, November 15th for Q1 of 2018 and February 15th for Q2 of 2018.
•    Prices shall be subject to adjustment (up or down) from the baseline costs of Product at FOB point. Such adjustment shall be mutually agreed upon, based on then current market pricing for the Product in Canada and the United States, provided that the adjustment to the Prices at any Adjustment Date shall not cause an adjustment that exceeds $*** (up or down) annually per the calendar year.

Other Terms and Conditions
•    For accounts receivable balances in excess of $*** and /or over 30 days past due, Supplier reserves the right to suspend shipments until balance is brought current, unless the past due balance is the result of a validly disputed invoice (details to be agreed upon). Customer must notify Supplier of any discrepancy in writing and both companies agreed to make best efforts to resolve these in 10 days.
•    Terms net 30 days with ***% interest payment charge per month on undisputed balances past due more than 60 days .
•    If there is any material negative change in the financial position of Customer or repeated instances of materially late payments, the Parties shall meet to discuss the continuation of business, the right of Supplier for proof of solvency and such assurances to Supplier as both may agree.
•    Should Customer divest of assets during the term of this Award, annual tonnage commitments shall be reduced pro rata for the area of the divestiture, as designated by the Completions Schedule regional useage information. Customer will attempt to include in the agreement with the purchasing party, assignment of the pro rata tonnage. Absent that success, Customer and Supplier will meet to discuss increasing Customer’s following year tonnage commitment by that amount, in which case the Award would be amended to show the revised commitment. Absent success in the activities above, the tonnage shall be addressed as a Customer shortfall.
•    Electronic payments required in conjunction with payment terms.
•    For Customer caused delays, from the point of Constructive Placement, a late charge of $***/car/day for 16-30 days and 31+ days $*** per car per day will be applied to Customer account.
•    Should energy surcharges, rail rate increases, including storage, etc. occur, they will be passed through to customer with documentation from such increases and fees to Supplier as back up. In such instance of Customer caused diversion fees, delays, etc. i.e., reasons such as material schedule changes or cancelations, Supplier agrees to attempt to mitigate the delays or interruption by selling the Customer allocation(s) to other customers.

• Supplier shall not charge and Customer shall not receive a Cancelation fee for Northern White or Texas tonnage when cancelled with ten (10) day advance notification.

Agreed and Accepted:                    Agreed and Accepted:

/s/ Rick Shearer__________________        /s/ Scott R. Forbes_____________
Rick Shearer                        Scott R. Forbes
CEO Superior Silica Sand                Director Supply Chain Management
As Agent and Attorney in Fact
EP Energy E&P Company, L. P.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Date: July 19, 2017______________             Date: July 19, 2017 ___________

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.